EXHIBIT 21.01

LIST OF SUBSIDIARIES

Colorado Satellite Broadcasting, Inc. d/b/a TEN and The Erotic Networks

Incorporated in State of Colorado

MRG Entertainment, Inc. d/b/a Mainline Releasing, Lightning Entertainment and Lifestyles Entertainment

Incorporated in State of California